As Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-263051

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 25, 2022)

$1,750,000,000

Zimmer Biomet Holdings, Inc.

$600,000,000 4.700% Notes due 2027

$550,000,000 5.050% Notes due 2030

$600,000,000 5.500% Notes due 2035

We are offering for sale $600,000,000 aggregate principal amount of 4.700% notes due 2027 (the “2027 notes”), $550,000,000 aggregate principal amount of 5.050% notes due 2030 (the “2030 notes”) and $600,000,000 aggregate principal amount of 5.500% notes due 2035 (the “2035 notes”). We refer to the 2027 notes, the 2030 notes and the 2035 notes together as the “notes.” Interest on the 2027 notes will accrue at a rate of 4.700% per annum, on the 2030 notes at a rate of 5.050% per annum and on the 2035 notes at a rate of 5.500% per annum, which, in each case, will be payable semi-annually in arrears on February 19 and August 19 of each year, commencing on August 19, 2025. Unless earlier redeemed, the 2027 notes will mature on February 19, 2027, the 2030 notes will mature on February 19, 2030 and the 2035 notes will mature on February 19, 2035. The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and structurally junior to all of the existing and future indebtedness incurred by our subsidiaries.

We may redeem the notes of any series prior to their maturity, in whole or in part, at the times and at the applicable redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.” If a change of control repurchase event (as defined under “Description of the Notes—Repurchase at the Option of Holders upon a Change of Control Repurchase Event”) occurs with respect to a series of notes, we will be required to offer to repurchase the notes of such series at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under “Description of the Notes—Repurchase at the Option of Holders upon a Change of Control Repurchase Event,” unless the notes of such series have been previously redeemed or called for redemption.

On January 28, 2025, we, our subsidiary Zimmer, Inc., our subsidiary Gazelle Merger Sub I, Inc. and Paragon 28, Inc. (“Paragon 28”), entered into an agreement and plan of merger (the “Paragon 28 merger agreement”), pursuant to which Gazelle Merger Sub I, Inc. will merge with and into Paragon 28, with Paragon 28 continuing as the surviving corporation, and Paragon 28 will become our indirect wholly-owned subsidiary (the “Paragon 28 merger”). If (i) we do not satisfy the closing and other conditions in the Paragon 28 merger agreement and do not consummate the Paragon 28 merger on or prior to the special mandatory redemption end date (as defined herein), or (ii) at any time prior to the special mandatory redemption end date, the Paragon 28 merger agreement has been terminated in accordance with its terms, we will be required to redeem the 2030 notes and the 2035 notes (but not the 2027 notes) in whole and not in part for cash at a special mandatory redemption price equal to 101% of the aggregate principal amount of the 2030 notes and the 2035 notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (as defined herein). The proceeds from the offering of the 2030 notes and the 2035 notes will not be deposited into an escrow account, and you will not receive a security interest in such proceeds. The 2027 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Paragon 28 merger is not consummated on or prior to the special mandatory redemption end date. See “Description of the Notes—Special Mandatory Redemption.”

The notes of each series will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read carefully this prospectus supplement and the accompanying prospectus before you invest.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents we have filed or may file with the Securities and Exchange Commission (the “SEC”) for a discussion of certain risks you should consider in connection with making an investment in the notes.

	Public offering price	Underwriting discount	Proceeds, before expenses, to us
Per 4.700% note due 2027	99.921%	0.250%	99.671%
Total	$599,526,000	$1,500,000	$598,026,000
Per 5.050% note due 2030	99.817%	0.600%	99.217%
Total	$548,993,500	$3,300,000	$545,693,500
Per 5.500% note due 2035	99.932%	0.650%	99.282%
Total	$599,592,000	$3,900,000	$595,692,000

The public offering prices set forth above do not include accrued interest, if any, from February 19, 2025, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank SA/NV (“Euroclear”) on or about February 19, 2025. This settlement date may affect trading of the notes. See “Underwriting—Extended Settlement.”

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Barclays	Citigroup	Morgan Stanley	SMBC Nikko

BNP PARIBAS	BofA Securities	DNB Markets

HSBC	J.P. Morgan	Mizuho	RBC Capital Markets

Senior Co-Managers

UBS Investment Bank	UniCredit Capital Markets	US Bancorp

Co-Managers

Academy Securities	Loop Capital Markets	R. Seelaus & Co., LLC	Ramirez & Co., Inc.

The date of this prospectus supplement is February 11, 2025.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and we do not take, and the underwriters do not take, any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated February 25, 2022, which is part of our Registration Statement on Form S-3 (Registration No. 333-263051). The accompanying prospectus contains a description of the debt securities we may offer and gives more general information, some of which may not apply to the notes offered hereby. The accompanying prospectus also incorporates by reference documents that are described under “Where You Can Find More Information” in that prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus and the documents incorporated by reference herein or therein. If information included or incorporated by reference in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference herein or therein, the information in this prospectus supplement will apply and, to the extent inconsistent therewith, will supersede the information in the accompanying prospectus or the documents incorporated by reference therein.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us with the SEC in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” herein and in the accompanying prospectus.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized and the offering or sale of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement, the accompanying prospectus and any such related free writing prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized do not constitute an offer, or a solicitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting—Selling Restrictions.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to “we,” “us,” “our” and the “Company” refer to Zimmer Biomet Holdings, Inc. and its consolidated subsidiaries, including Zimmer, Inc. References in this prospectus supplement to “$,” “U.S. $,” “dollars” and “U.S. dollars” are to the lawful currency of the United States of America.

S-ii

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain or incorporate “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, the words “may,” “will,” “can,” “should,” “would,” “could,” “anticipate,” “expect,” “plan,” “seek,” “believe,” “are confident that,” “look forward to,” “predict,” “estimate,” “potential,” “project,” “target,” “forecast,” “see,” “intend,” “design,” “strive,” “strategy,” “future,” “opportunity,” “assume,” “guide,” “position,” “continue” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from such forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to:

•	competition;

•	pricing pressures;

•	dependence on new product development, technological advances and innovation;

•	changes in customer demand for our products and services caused by demographic changes, obsolescence, development of different therapies or other factors;

•	our ability to attract, retain, develop and maintain adequate succession plans for the highly skilled employees, senior management, independent agents and distributors we need to support our business;

•	shifts in the product category or regional sales mix of our products and services;

•	the risks and uncertainties related to our ability to successfully execute our restructuring plans;

•	control of costs and expenses;

•

risks related to the satisfaction of the conditions to closing the proposed Paragon 28 merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of Paragon 28 will approve the proposed transaction and the possibility that the proposed transaction does not close;

•

risks related to the ability to realize the anticipated benefits of the proposed Paragon 28 merger, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period;

•	the risk that the businesses of Paragon 28 will not be integrated successfully;

•

disruption from the proposed Paragon 28 merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies;

•	the effects of business disruptions affecting us, our suppliers, customers or payors, either alone or in combination with other risks on our business and operations;

•	the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies;

•	the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions;

•	the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally;

S-iii

•	unplanned delays, disruptions and expenses attributable to our enterprise resource planning and other system updates;

•	the ability to form and implement alliances;

•	dependence on a limited number of suppliers for key raw materials and other inputs and for outsourced activities;

•	the risk of disruptions in the supply of materials and components used in manufacturing or sterilizing our products;

•	breaches or failures of our (or of our business partners’ or other third parties’) information technology systems or products, including by cyberattack, unauthorized access or theft;

•	the outcome of government investigations;

•

the impact of healthcare reform and cost containment measures, including efforts sponsored by government agencies, legislative bodies, the private sector and healthcare purchasing organizations, through reductions in reimbursement levels, repayment demands and otherwise;

•	the impact of substantial indebtedness on our ability to service our debt obligations and/or refinance amounts outstanding under our debt obligations at maturity on terms favorable to us, or at all;

•

changes in tax obligations arising from examinations by tax authorities and from changes in tax laws in jurisdictions where we do business, including as a result of the “base erosion and profit shifting” project undertaken by the Organisation for Economic Co-operation and Development and otherwise;

•	challenges to the tax-free nature of the ZimVie Inc. (“ZimVie”) spinoff transaction and the subsequent liquidation of our retained interest in ZimVie;

•	the risk of additional tax liability due to the recategorization of our independent agents and distributors to employees;

•	changes in tariffs relating to imports to the U.S. and other countries;

•	the risk that material impairment of the carrying value of our intangible assets, including goodwill, could negatively affect our operating results;

•	changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations;

•	changes in general industry and market conditions, including domestic and international growth, inflation and currency exchange rates;

•

the domestic and international business impact of political, social and economic instability, tariffs, trade restrictions and embargoes, sanctions, wars, disputes and other conflicts, including on our ability to operate in, export from or collect accounts receivable in affected countries;

•

challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration (“FDA”) and other government regulators relating to medical products, healthcare fraud and abuse laws and data privacy and cybersecurity laws;

•	the success of our quality and operational excellence initiatives;

•	the ability to remediate matters identified in inspectional observations issued by the FDA and other regulators, while continuing to satisfy the demand for our products;

•	product liability, intellectual property and commercial litigation losses; and

•	the ability to obtain and maintain adequate intellectual property protection.

S-iv

We discuss these and other important risks and uncertainties that may affect our future operations in the “Risk Factors” section in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as well as in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. You are cautioned not to rely on these forward-looking statements. While we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. You should understand that it is not possible to predict or identify all factors that could cause actual results to differ materially from forward-looking statements. Consequently, you should not consider any list or discussion of such factors to be a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-v

SUMMARY

This summary highlights selected information about us, Paragon 28 and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus, any related free writing prospectus we have authorized and the documents that we have filed with the SEC that are incorporated by reference herein and therein prior to deciding whether to purchase the notes.

Zimmer Biomet Holdings, Inc.

We are a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives. We have operations in more than 25 countries around the world and sell products in more than 100 countries.

We were incorporated in Delaware in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company. In 2015, we acquired LVB Acquisition, Inc. (“LVB”), the parent company of Biomet, Inc. (“Biomet”), and LVB and Biomet became our wholly-owned subsidiaries. In connection with the merger, we changed our name from Zimmer Holdings, Inc. to Zimmer Biomet Holdings, Inc. On March 1, 2022, we spun off our spine and dental businesses into a new public company named ZimVie Inc.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 373-3333. Our Internet website address is www.zimmerbiomet.com. The information on, or accessible through, our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus, other than the information specified to be incorporated by reference in “Where You Can Find More Information.”

Recent Developments

Pending Merger with Paragon 28

On January 28, 2025, we, our subsidiary Zimmer, Inc., our subsidiary Gazelle Merger Sub I, Inc. and Paragon 28 entered into the Paragon 28 merger agreement, pursuant to which Gazelle Merger Sub I, Inc. will merge with and into Paragon 28, with Paragon 28 continuing as the surviving corporation, and Paragon 28 will become our indirect wholly-owned subsidiary.

Paragon 28 has an extensive suite of surgical offerings and product systems spanning all major foot and ankle segments, including fracture and trauma, deformity correction and joint replacement. Paragon 28 provides innovative orthopedic solutions, procedural approaches and instrumentation that cover a wide range of foot and ankle ailments including fracture fixation, forefoot, ankle, progressive collapsing foot deformity (PCFD) or flatfoot, Charcot foot and orthobiologics. The Paragon 28 merger is intended to strengthen and expand our foot and ankle offerings through Paragon 28’s leading technology platform while bolstering our existing fracture & trauma and joint replacement portfolios.

Under the Paragon 28 merger agreement, at the effective time of the Paragon 28 merger, each outstanding share of Paragon 28 common stock (other than shares owned by Paragon 28, us or any of their or our respective subsidiaries (which shares will be canceled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law), will automatically be converted into the right to receive (i) $13.00 in cash, without interest, and (ii) one contractual contingent value right entitling the holder to receive up to $1.00 per share in cash if certain revenue milestones are achieved during our fiscal year 2026. The Paragon 28 merger, which is subject to customary closing conditions further described below, including receipt of applicable regulatory approvals and approval of Paragon 28’s stockholders, is expected to close in the first half of 2025.

Consummation of the Paragon 28 merger is subject to certain closing conditions, including (i) the adoption of the Paragon 28 merger agreement by the holders of a majority of the outstanding shares of Paragon 28’s common stock, (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) certain other foreign regulatory approvals and (iv) the absence of any legal restraints that have the effect of preventing the consummation of the Paragon 28 merger. The closing of the Paragon 28 merger is not subject to any financing condition.

The Paragon 28 merger agreement contains certain termination rights for each of us and Paragon 28. The Paragon 28 merger agreement may be terminated at any time prior to the closing of the Paragon 28 merger by mutual written consent of us and Paragon 28. The Paragon 28 merger agreement may also be terminated, subject to the limitations set forth in the Paragon 28 merger agreement, by us or Paragon 28 if, among other things, the Paragon 28 merger has not been consummated on or prior to November 28, 2025 (as such date may be extended to January 28, 2026 pursuant to the terms of the Paragon 28 merger agreement). Pursuant to the Paragon 28 merger agreement, Paragon 28 has agreed to pay us a termination fee of $40 million upon termination of the Paragon 28 merger agreement prior to the closing of the Paragon 28 merger under specified circumstances.

A copy of the Paragon 28 merger agreement is incorporated by reference as an exhibit to our Current Report on Form 8-K filed on January 29, 2025, which is incorporated by reference into this prospectus supplement. The foregoing description of the Paragon 28 merger and the Paragon 28 merger agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The consummation of this offering is not conditioned upon completion of the Paragon 28 merger. We may not consummate the Paragon 28 merger within our expected time frame, or at all. See “Risk Factors.”

We estimate that the initial cash merger consideration and the amount of fees and expenses payable by us and Paragon 28 in connection with the Paragon 28 merger will be approximately $1.3 billion. We currently intend to fund these obligations with the net proceeds from the offering of the 2030 notes and the 2035 notes, and a portion of the net proceeds from the offering of the 2027 notes, together with cash on hand or other immediately available funds. See “Use of Proceeds.” The completion of this offering is not contingent on the consummation of the Paragon 28 merger, which, if completed, will occur subsequent to the closing of this offering. See also “Description of the Notes—Special Mandatory Redemption.”

Preliminary Financial Information

The preliminary financial data included in this prospectus supplement below and elsewhere in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

On February 6, 2024, we reported earnings for our fourth quarter and full year 2024. Outlined below is a summary of those results. Our fourth quarter and full year 2024 consolidated financial results below are unaudited and preliminary. Such results are based on information available to management as of the date of the earnings report and are subject to completion by management of our financial statements as of and for the period ended December 31, 2024. There can be no assurance that actual results for the fourth quarter and full year 2024 will not differ from these preliminary financial results and any such changes could be material. Complete annual results will be included in our Annual Report on Form 10-K for the period ended December 31, 2024, which we expect to file with the SEC on or before February 28, 2025, which will contain more detailed information than is included below. Our fourth quarter and full year 2024 consolidated financial results below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023, Exhibit 99.1 to our Current Report on Form 8-K filed on August 7, 2024 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024, which are incorporated by reference herein.

The following summary data for the year ended December 31, 2023 has been derived from our audited financial statements incorporated by reference herein. Our audited financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles. You should read the following summary financial data together with our audited financial statements incorporated by reference herein. The summary financial data included in this section is not intended to replace the financial statements and the related notes incorporated by reference herein.

The tables below present highlights of our unaudited consolidated financial results for the fourth quarters ended December 31, 2024 and December 31, 2023 and the fiscal year ended December 31, 2024.

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2024 and 2023

(in millions, unaudited)

	2024	2023
Net Sales	$2,023.2	$1,940.1
Cost of products sold, excluding intangible asset amortization	586.7	538.8
Intangible asset amortization	157.6	144.9
Research and development	108.4	113.3
Selling, general and administrative	746.9	722.3
Restructuring and other cost reduction initiatives	20.9	61.3
Acquisition, integration, divestiture and related	13.7	5.3

Operating expenses	1,634.2	1,585.9

Operating Profit	389.0	354.2
Other expense, net	(38.1)	(19.5)
Interest expense, net	(61.9)	(50.3)

Earnings before income taxes	289.0	284.4
Provision (benefit) for income taxes	49.0	(135.2)

Net Earnings	240.0	419.6
Less: Net earnings attributable to noncontrolling interest	0.6	0.5

Net Earnings of Zimmer Biomet Holdings, Inc.	$239.4	$419.2

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

(in millions)

	2024	2023
	(unaudited)
Net Sales	$7,678.6	$7,394.2
Cost of products sold, excluding intangible asset amortization	2,191.2	2,083.8
Intangible asset amortization	591.9	561.5
Research and development	437.4	458.7
Selling, general and administrative	2,929.8	2,838.9
Restructuring and other cost reduction initiatives	219.0	151.9
Acquisition, integration, divestiture and related	23.6	21.7

Operating expenses	6,392.9	6,116.5

Operating Profit	1,285.7	1,277.7
Other expense, net	(31.1)	(9.3)
Interest expense, net	(218.0)	(201.2)

Earnings before income taxes	1,036.6	1,067.3
Provision for income taxes	131.4	42.2

Net Earnings	905.2	1,025.1
Less: Net earnings attributable to noncontrolling interest	1.5	1.1

Net Earnings of Zimmer Biomet Holdings, Inc.	$903.8	$1,024.0

ZIMMER BIOMET HOLDINGS, INC.

Balance Sheet Data

(in millions)

	December 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$525.5	$415.8
Current portion of long-term debt	863.0	900.0
Long-term debt	5,341.6	4,867.9

The Offering

The following summary contains information about the notes and is not intended to be complete. For a more complete description of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities We May Offer.” Unless the context requires otherwise, all references to “we” and “our” in this “Summary—The Offering” section refer to only Zimmer Biomet Holdings, Inc. and not its subsidiaries.

Issuer	Zimmer Biomet Holdings, Inc.

Securities Offered	$600,000,000 aggregate principal amount of 4.700% notes due 2027.

$550,000,000 aggregate principal amount of 5.050% notes due 2030.

$600,000,000 aggregate principal amount of 5.500% notes due 2035.

Maturity Date	For the 2027 notes, February 19, 2027.

For the 2030 notes, February 19, 2030.

For the 2035 notes, February 19, 2035.

Interest and Payment Dates	The 2027 notes will accrue interest at a rate of 4.700% per annum, the 2030 notes will accrue interest at a rate of 5.050% per annum and the 2035 notes will accrue interest at a rate of 5.500% per annum, which, in each case, will be payable semi-annually in arrears on February 19 and August 19 of each year, commencing on August 19, 2025.

Optional Redemption	We may redeem each series of notes at our option, in whole or in part, at any time and from time to time. We may redeem the 2027 notes prior to February 19, 2027 (their maturity date), the 2030 notes prior to January 19, 2030 (one month prior to their maturity date) and the 2035 notes prior to November 19, 2034 (three months prior to their maturity date), in each case, at the applicable “make-whole” redemption price described under the heading “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

We may also redeem the 2030 notes on or after January 19, 2030 (one month prior to their maturity date) and the 2035 notes on or after November 19, 2034 (three months prior to their maturity date) at redemption prices equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date. See “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption

If (i) we do not satisfy the closing and other conditions in the Paragon 28 merger agreement and do not consummate the Paragon 28 merger on or prior to the special mandatory redemption end date (as defined herein), or (ii) at any time prior to the special mandatory redemption end date, the Paragon 28 merger agreement has been terminated in accordance with its terms, we will be required to redeem the 2030 notes and the 2035 notes (but not the 2027 notes) in whole and not in part for cash at a special mandatory redemption price equal to 101% of the aggregate principal amount of the 2030 notes and the 2035 notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (as defined herein). The 2027 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Paragon 28 merger is not consummated on or prior to the special mandatory redemption end date. See “—Recent Developments—Pending Merger with Paragon 28” and “Description of the Notes—Special Mandatory Redemption.”

Repurchase at the Option of Holders upon a Change of Control Repurchase Event	If a “change of control repurchase event” (as defined in “Description of the Notes”) occurs with respect to any series of notes, we will be required to offer to repurchase the notes of such series at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest on the notes to be repurchased to the date of repurchase, unless the notes of such series have been previously redeemed or called for redemption. See “Description of the Notes—Repurchase at the Option of Holders upon a Change of Control Repurchase Event.”

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and will be structurally junior to all of the existing and future indebtedness incurred by our subsidiaries. At December 31, 2024, we had approximately $6.2 billion of indebtedness outstanding on a consolidated basis, none of which was subsidiary indebtedness.

Restrictive Covenants	The indenture governing the notes contains certain restrictions, including limitations that restrict our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and to engage in certain sale and leaseback transactions, in each case subject to certain exceptions. See “Description of Debt Securities We May Offer—Covenants” in the accompanying prospectus.

Use of Proceeds

We intend to use the net proceeds from the offering of the 2030 notes and the 2035 notes, and a portion of the net proceeds from the offering of the 2027 notes, together with cash on hand or other immediately available funds, to pay the consideration for the Paragon 28 merger and the fees and expenses incurred in connection with the Paragon 28 merger. We intend to use the remainder of the net proceeds from the offering of the 2027 notes for general corporate purposes, which may include the repayment of other indebtedness (which could include a portion of our 2025 notes, as defined below), share repurchases, financing capital commitments and financing future acquisitions. See “Use of Proceeds.”

The closing of this offering is not conditioned on the consummation of the Paragon 28 merger, which, if completed, will occur subsequent to the closing of this offering. We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Paragon 28 merger or to provide a security interest in those proceeds.

Further Issues	Subject to certain exceptions, we may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes of the applicable series in all respects, as described under “Description of the Notes—General.” Any such additional debt securities, together with the notes of the applicable series offered hereby, will constitute a single series of securities under the indenture governing the notes.

Denomination and Form	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream and Euroclear, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in each series of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks you should consider before investing in the notes.

Trustee, Registrar and Paying Agent	Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association.

Governing Law	The indenture governing the notes offered hereby and the notes will be governed by the laws of the State of New York.

RISK FACTORS

An investment in the notes involves a high degree of risk. In consultation with your own financial and legal advisors, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus authorized by us, including the risk factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December   31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2024 (which are incorporated by reference into this prospectus supplement and the accompanying prospectus) before deciding whether an investment in the notes is suitable for you. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment in the notes.

Risks Related to the Notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2024, we had approximately $6.2 billion of indebtedness outstanding on a consolidated basis, none of which was subsidiary indebtedness. Any such subsidiary indebtedness would be structurally senior to the notes.

The indenture governing the notes does not restrict the amount of additional unsecured debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. In addition, ratings could be changed or withdrawn at any time for a variety of reasons.

Downgrading or withdrawing the credit rating of our debt securities, or placing us on a watch list for possible future downgrading, would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes of each series, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for any of the series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the prices at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a change of control repurchase event (as defined in “Description of the Notes”) with respect to a series of notes, we will be required to offer to repurchase the notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, subject to certain exceptions. If we experience a change of control repurchase event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under such indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders upon a Change of Control Repurchase Event.”

The Paragon 28 merger may not be completed as expected.

We intend to apply the net proceeds from the offering of the 2030 notes and the 2035 notes, and a portion of the net proceeds from the offering of the 2027 notes, to pay the consideration for the Paragon 28 merger and to pay fees and expenses incurred in connection with the Paragon 28 merger. However, it is possible that the Paragon 28 merger may not be completed, or may not be completed in the timeframe, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. Any such failure to consummate the Paragon 28 merger as expected could have a negative impact on our business and the trading price of our securities.

In addition, we are not required to provide and are not providing historical financial information of Paragon 28 or pro forma financial statement information reflecting the impact of the Paragon 28 merger on our historical financial position and operating results in connection with this offering. As a result, you will be required to determine whether to participate in this offering without the benefit of any such information.

In the event of a special mandatory redemption, we will be required to redeem the 2030 notes and the 2035 notes then outstanding and holders of such notes may not obtain their expected return on such notes.

This offering is not conditioned on the completion of the Paragon 28 merger. If we redeem the 2030 notes and the 2035 notes pursuant to the special mandatory redemption provisions described in this prospectus supplement, you may not obtain your expected return on such series of notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions, the trading prices of the 2030 notes and the 2035 notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Paragon 28 merger closes, nor will you have any right to require us to repurchase your 2030 notes or 2035 notes if, between the closing of this offering and the closing of the Paragon 28 merger, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Paragon 28 merger agreement materially change.

The 2027 notes will not be subject to the special mandatory redemption provisions and will remain outstanding (unless otherwise redeemed) even if the Paragon 28 merger agreement is terminated prior to the consummation of the Paragon 28 merger, unless we elect to redeem such notes pursuant to the provisions described under “Description of the Notes—Optional Redemption.”

Upon the completion of the Paragon 28 merger, the provisions regarding special mandatory redemption described in this prospectus supplement will cease to apply.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the consummation of the Paragon 28 merger and, as a result, we may not be able to redeem the 2030 notes and the 2035 notes upon a special mandatory redemption.

We are not obligated to place any part of the net proceeds of the offering of the notes, including the 2030 notes and the 2035 notes, in escrow prior to the consummation of the Paragon 28 merger or to provide a security interest in those proceeds, and the indenture governing the notes imposes no other restrictions on our use of these proceeds during that time. Pending the anticipated use of the net proceeds from this offering, we may temporarily invest such net proceeds in cash or short-term or other securities. Accordingly, the source of funds for any redemption of the 2030 notes or the 2035 notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including cash on hand, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the 2030 notes and the 2035 notes because we may not have sufficient financial resources to pay the aggregate redemption price on such notes and may be unable to otherwise borrow or raise the funds to do so. Our failure to redeem the 2030 notes or the 2035 notes as required under the indenture governing such series of notes would result in a default under such indenture with respect to such series of notes, which could result in other defaults under our various debt agreements and other instruments or arrangements and have material adverse consequences for us and the holders of the notes. In addition, our ability to redeem the 2030 notes or the 2035 notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time of any special mandatory redemption.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes of any series and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes will be approximately $1,734.9 million, after deducting the underwriting discounts and our offering expenses.

We intend to use the net proceeds from the offering of the 2030 notes and the 2035 notes, and a portion of the net proceeds of the 2027 notes, together with cash on hand or other immediately available funds, to pay the consideration for the Paragon 28 merger and the fees and expenses incurred in connection with the Paragon 28 merger. We intend to use the remainder of the net proceeds from the offering of the 2027 notes for general corporate purposes, which may include the repayment of other indebtedness (which could include the repayment at maturity, redemption or retirement of a portion of the $863.0 million outstanding aggregate principal amount of our 3.550% notes due 2025 (the “2025 notes”)), share repurchases, financing capital commitments and financing future acquisitions.

The closing of this offering is not conditioned on the consummation of the Paragon 28 merger, which, if completed, will occur subsequent to the closing of this offering. If the Paragon 28 merger agreement is terminated prior to the consummation of the Paragon 28 merger, we will be obligated to redeem all of the 2030 notes and the 2035 notes on the special mandatory redemption date at a redemption price equal to 101% of the principal amount of such series of notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.” We are not obligated to place any part of the net proceeds of the offering in escrow prior to the consummation of the Paragon 28 merger or to provide a security interest in those proceeds.

Until the net proceeds from this offering have been used, they may be temporarily invested in cash or short-term or other securities.

The 2025 notes mature on April 1, 2025 and bear interest at a fixed rate of 3.550% per annum.

Certain of the underwriters or their affiliates are holders of the 2025 notes, and/or have short positions in the 2025 notes, and will receive their proportionate share of the net proceeds from this offering to the extent they hold 2025 notes at such time and such proceeds are used to redeem or otherwise retire a portion of our 2025 notes or to repay a portion of our 2025 notes at maturity. See “Underwriting.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and replaces, to the extent inconsistent therewith, the description of the general terms and provisions of the “debt securities” set forth under the caption “Description of Debt Securities We May Offer” in the accompanying prospectus. References in this section to “we,” “us” and “our” refer to Zimmer Biomet Holdings, Inc., the issuer of the notes, and not to its subsidiaries.

The notes will be issued under an indenture dated as of November 17, 2009, between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), and a supplemental indenture we will enter into with the trustee (as so supplemented, the “indenture”). The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the indenture below and in the accompanying prospectus. These summaries are not complete and are subject to, and qualified in their entirety by reference to, the actual provisions of the indenture, including the definitions contained in the indenture of some of the terms used below, and the notes. A copy of the indenture is an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. See “Where You Can Find More Information.”

General

We will issue the 4.700% notes due 2027 (the “2027 notes”), the 5.050% notes due 2030 (the “2030 notes”) and the 5.500% notes due 2035 (the “2035 notes”). We refer to the 2027 notes, the 2030 notes and the 2035 notes together as the “notes.”

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2024, we had approximately $6.2 billion of indebtedness outstanding on a consolidated basis, none of which was subsidiary indebtedness. Any such subsidiary indebtedness would be structurally senior to the notes. See “Risk Factors—Risks Related to the Notes—The notes are effectively junior to the existing and future liabilities of our subsidiaries.”

The indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as and ranking equally and ratably with the notes of the applicable series. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No such additional debt securities may be issued if an “event of default” (as such term is defined in the indenture and described in the accompanying prospectus) has occurred and is continuing with respect to the notes of the applicable series.

The notes of each series will be issued only in fully registered form without coupons and in minimum denominations of $2,000 or integral multiples of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check sent to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”). The trustee may rely conclusively on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes,” the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The 2027 notes will initially be limited to $600,000,000 in aggregate principal amount and mature on February 19, 2027, the 2030 notes will initially be limited to $550,000,000 in aggregate principal amount and mature on February 19, 2030 and the 2035 notes will initially be limited to $600,000,000 in aggregate principal amount and mature on February 19, 2035. The 2027 notes will bear interest at the rate per annum of 4.700% from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. The 2030 notes will bear interest at the rate per annum of 5.050% from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. The 2035 notes will bear interest at the rate per annum of 5.500% from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on each series of the notes semi-annually in arrears on February 19 and August 19 of each year, commencing on August 19, 2025, to the holders of record at the close of business (whether or not a business day) on the immediately preceding February 4 and August 4, respectively.

If an interest payment date, the maturity date or any earlier date of redemption with respect to the notes falls on a day that is not a business day, the related payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the maturity date or any earlier date of redemption, as the case may be, to the date the payment is made.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments will include accrued interest from and including the date of original issuance or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus supplement, a “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is neither a legal holiday nor a day on which the trustee or banking institutions in New York, New York are authorized or required by law or regulation to close.

Optional Redemption

We may redeem each series of notes at our option, in whole or in part, at any time and from time to time prior to the applicable par call date (as defined below), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date (assuming such notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 10 basis points, in the case of the 2027 notes, 15 basis points, in the case of the 2030 notes, or 15 basis points, in the case of the 2035 notes, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable par call date, we may also redeem each of the 2030 notes and the 2035 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par call date” means February 19, 2027 (the maturity date of the 2027 notes), in the case of the 2027 notes, January 19, 2030 (the date that is one month prior to the maturity date of the 2030 notes), in the case of the 2030 notes, or November 19, 2034 (the date that is three months prior to the maturity date of the 2035 notes), in the case of the 2035 notes.

“Treasury rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The treasury rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the treasury rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “remaining life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the remaining life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the remaining life—and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the remaining life, the yield for the single Treasury constant maturity on H.15 closest to the remaining life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the treasury rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, we shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m.,

New York City time. In determining the treasury rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

We will calculate the redemption price as described in the terms of the notes to be redeemed and will deliver an officer’s certificate to the trustee setting forth the redemption price no later than two business days prior to the redemption date (or such later date as the trustee may agree), and the trustee will not be responsible for such calculation nor shall the trustee have any duty to monitor the accuracy of any calculations made by us. Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Except in the case of any special mandatory redemption as provided below, notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

If less than all of a series of notes are to be redeemed, selection of the notes in the series to be redeemed will be made pro rata, by lot or by such other method as the trustee deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Sinking Fund

The notes will not be entitled to any sinking fund.

Special Mandatory Redemption

If (i) we do not consummate the Paragon 28 merger on or prior to the later of (x) November 28, 2025 (as such date may be extended in accordance with the Paragon 28 merger agreement to January 28, 2026) and (y) the date that is five business days after any later date to which we and Paragon 28 may agree to extend the “Merger Closing Date” in the Paragon 28 merger agreement (the “special mandatory redemption end date”), or (ii) at any time prior to the special mandatory redemption end date, the Paragon 28 merger agreement has been terminated in accordance with its terms (each, a “special mandatory redemption event”), the provisions set forth below will be applicable to the 2030 notes and the 2035 notes (but not the 2027 notes). The 2027 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Paragon 28 merger is not consummated on or prior to the special mandatory redemption end date. If a special mandatory redemption event occurs, we will be required to redeem the 2030 notes and the 2035 notes in the manner set forth below in whole and not in part for cash at a special mandatory redemption price (the “special mandatory redemption price”) equal to 101% of the aggregate principal amount of the 2030 notes and the 2035 notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date (as defined below) (subject to the right of holders of record of the 2030 notes and the 2035 notes on the relevant record date to receive interest due on any interest payment date that is on or prior to the special mandatory redemption date).

Upon the occurrence of a special mandatory redemption event, we will promptly (but in no event later than ten business days following such special mandatory redemption event) notify the trustee in writing of such event

(such notice to include the officer’s certificate required by the indenture), and the trustee shall, no later than ten business days following receipt of such notice from us, notify the holders of the 2030 notes and the 2035 notes (such date of notification to such holders, the “special mandatory redemption notice date”) that all of the outstanding 2030 notes and 2035 notes will be redeemed at the special mandatory redemption price on the third business day following the special mandatory redemption notice date (such date, the “special mandatory redemption date”) automatically and without any further action by the holders of the 2030 notes or the 2035 notes, in each case in accordance with the applicable provisions of the indenture. At or prior to 12:00 p.m., New York City time, on the business day immediately preceding the special mandatory redemption date, we will deposit with the trustee funds sufficient to pay the special mandatory redemption price for the 2030 notes and the 2035 notes. If such deposit is made as provided above, the 2030 notes and the 2035 notes will cease to bear interest on and after the special mandatory redemption date.

If we fail to pay the special mandatory redemption price for the 2030 notes or the 2035 notes, it will be an event of default with respect to such series of notes (but not the 2027 notes) under the indenture governing such notes.

Upon the completion of the Paragon 28 merger, the foregoing provisions regarding special mandatory redemption will cease to apply.

Repurchase at the Option of Holders upon a Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem the notes or have been required to redeem the 2030 notes and the 2035 notes as described above, we will make an offer to each holder of such series of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control (as defined below), but after the public announcement of an impending change of control, we will send (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder of the applicable series of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase such series of notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to repurchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes or the indenture by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly tendered and accepted for repurchase, together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes. A new note equal in principal amount to any unpurchased portion of any notes surrendered will promptly be authenticated and sent (or caused to be transferred by book-entry) to each holder; provided, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below investment grade rating event” means with respect to a series of notes, such notes are rated below investment grade (as defined below) by each of the rating agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event). The trustee shall not be responsible for monitoring our rating status, making any request upon any rating agency, or determining whether any below investment grade rating event with respect to such series of notes has occurred.

“Change of control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock (as defined below).

“Change of control repurchase event” means, with respect to a series of notes, the occurrence of both a change of control and a below investment grade rating event with respect to such series of notes.

“Investment grade” means a rating of Baa3 or better by Moody’s (as defined below) (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (as defined below) (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Ratings and any successor to its rating agency business.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to so vote has been suspended by the happening of such a contingency.

Restrictive Covenants

The indenture contains certain restrictions, including limitations that restrict our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and to engage in certain sale and leaseback transactions, in each case subject to certain exceptions. See “Description of Debt Securities We May Offer—Covenants” in the accompanying prospectus.

Events of Default

In addition to our failure to pay the special mandatory redemption price with respect to the 2030 notes and the 2035 notes, the events of default with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities We May Offer—Events of Default.”

Information Concerning the Trustee

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, is the trustee under the indenture.

Delivery and Form

The notes of each series will be represented by one or more permanent notes in registered, global form without interest coupons (the “global notes”). These global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The trustee will act as registrar.

Book-Entry Procedures

DTC. DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC also has advised us that pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•

ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the paying agent to DTC or its nominee in its capacity as the registered holder of a global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Any notices required to be given to the holders while the notes are global notes will be given to DTC.

Consequently, neither we, the trustee nor any agent of ours have or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may rely conclusively on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effective in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given direction.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation in the European Union by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Euroclear is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning DTC, Clearstream and Euroclear and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

In connection with any proposed transfer of global notes for definitive notes in certificated form, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The trustee may rely conclusively on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form:

•	if DTC:

•	notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•	has ceased to be a clearing agency registered under the Exchange Act;

•	upon the continuance of an event of default under the indenture, and DTC requests definitive notes in registered certificated form; or

•	if we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause issuance of the notes in certificated form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. This discussion is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. This discussion is for general information purposes only, and is not tax advice.

Except where noted, this discussion deals only with a note held as a capital asset by a beneficial owner who purchases such note at original issuance at the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•

tax consequences to accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction, a straddle or other risk reducing transaction;

•	tax consequences to entities treated as “passive foreign investment companies” for U.S. federal income tax purposes;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	net investment income tax consequences;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If an entity (or arrangement) that is treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity, you should consult your tax advisors.

If you are considering a purchase of a series of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal estate or gift tax laws or under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of the notes that is:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under the Treasury Regulations to be treated as a U.S. person.

We use the term “Non-U.S. holder” to describe a beneficial owner of the notes that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

You should consult with your tax advisors regarding the U.S. federal, state, local and foreign income, franchise, personal property and any other tax consequences of the acquisition, ownership and disposition of the notes in light of your particular circumstances.

Certain Contingent Payments

In certain circumstances, we may choose or be obligated to pay amounts with respect to the notes in excess of the stated interest or principal on the notes and/or pay amounts in redemption of the notes prior to their stated maturity (see “Description of the Notes—Optional Redemption,” “—Special Mandatory Redemption” and “—Repurchase at the Option of Holders upon a Change of Control Repurchase Event”). The amount or timing of such payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under the Treasury Regulations, the possibility that such a payment will be made will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such a payment will be made, the amount or timing of such payment is incidental, or certain other exceptions apply. Also, under the Treasury Regulations, if a debt instrument provides for alternative payment schedules applicable upon the occurrence of a contingency, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date, and if one of such schedules is significantly more likely than not to apply, the yield and maturity of the debt instrument are determined by assuming that the payments will be made according to that payment schedule. We intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by the Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, you might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Taxation of U.S. Holders

Interest Income

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount (as set forth in the Treasury Regulations) of original issue discount. In such case, interest paid on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes).

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes

A U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, repurchase by us or other taxable disposition of a note (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income, as described above under “—Interest Income”) and the U.S. holder’s adjusted tax basis in such note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the price paid for such note.

Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the notes have been held for more than one year. Under current U.S. federal income tax law, certain non-corporate U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the notes and the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Taxation of Non-U.S. Holders

The following discussion is a summary of material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes held by a person who is a “Non-U.S. holder” as defined above.

Interest on the Notes

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act (“FATCA”), payments of interest on the notes made to a Non-U.S. holder generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if the Non-U.S. holder properly certifies its foreign status (in the manner described below) and:

•	the Non-U.S. holder is not a “10-percent shareholder” of us, as defined in Section 871(h)(3) of the Code and the Treasury Regulations;

•	such amounts are not effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. holder (as discussed below);

•	the Non-U.S. holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. holder is not a “controlled foreign corporation” that is related to us through actual or constructive stock ownership.

The portfolio interest exemption, and several of the special rules for Non-U.S. holders described below, generally apply only if you appropriately certify as to your foreign status. In order to meet this certification requirement, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form), to us or our agent certifying under penalties of perjury that, among other things, you are not a U.S. person.

If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and other intermediaries, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you do not satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E, or IRS Form W-8ECI, as applicable (or appropriate substitute or successor form), claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or because the income is effectively connected with a trade or business in the United States.

If interest paid to a Non-U.S. holder is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a U.S. permanent establishment or fixed base to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. holder provides appropriate certification), the Non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. holder were a U.S. holder. In addition, if the Non-U.S. holder is a foreign corporation, such interest may be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate).

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest on the Notes,” you generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, exchange, retirement or other taxable disposition of a note unless (i) you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met or (ii) such gain is effectively connected with the conduct by you of a trade or business in the United States.

If you are subject to U.S. federal income tax on the taxable disposition of the notes because you are described in clause (i) of the paragraph above, any gain realized by you from the sale, exchange, retirement or other taxable disposition of the notes generally will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses. If you are subject to U.S. federal income tax because you are described in clause (ii) of the paragraph above, any gain realized by you from the sale, exchange, retirement or other taxable disposition of the notes will be subject to tax on a net income basis as if you were a U.S. person, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding

Payments of interest made to you, and any amounts withheld from such payments, generally will be required to be reported to the IRS. The IRS may make this information available under the provisions of an applicable tax treaty to the tax authorities in the country in which you are resident. Backup withholding generally will not apply to payments of interest and principal on a note to a Non-U.S. holder if you duly provide certification of foreign status such as an IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form), described above under “—Interest on the Notes,” or if you otherwise establish an exemption from backup withholding, provided that we do not have actual knowledge or reason to know that you are a U.S. person.

Payment of the proceeds of a sale or other disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements, but not backup withholding, generally will apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker that has certain connections to the U.S. unless such a broker has documentary evidence in its records that you are a Non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refunded if the proper information is provided to the IRS on a timely basis.

Foreign Account Tax Compliance Act (FATCA)

Pursuant to FATCA, foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual banks, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or withhold tax on U.S. source payments made to such U.S. account holders (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g. U.S. source interest income) but, pursuant to proposed regulations (upon which holders may presently rely), will not include gross proceeds from any sale or disposition of the notes. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on any payments with respect to the notes if we determine that we must so withhold in order to comply with FATCA in respect of the payments described above. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. U.S. holders and Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING

Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement (the “underwriting agreement”), each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name in the following table.

Underwriters	Principal Amount of 2027 Notes	Principal Amount of 2030 Notes	Principal Amount of 2035 Notes
Goldman Sachs & Co. LLC	$171,000,000	$158,000,000	$171,000,000
Barclays Capital Inc.	55,500,000	50,875,000	55,500,000
Citigroup Global Markets Inc.	55,500,000	50,875,000	55,500,000
Morgan Stanley & Co. LLC	55,500,000	50,875,000	55,500,000
SMBC Nikko Securities America, Inc.	55,500,000	50,875,000	55,500,000
BNP Paribas Securities Corp.	24,000,000	22,000,000	24,000,000
BofA Securities, Inc.	24,000,000	22,000,000	24,000,000
DNB Markets, Inc.	24,000,000	22,000,000	24,000,000
HSBC Securities (USA) Inc.	24,000,000	22,000,000	24,000,000
J.P. Morgan Securities LLC	24,000,000	22,000,000	24,000,000
Mizuho Securities USA LLC	24,000,000	22,000,000	24,000,000
RBC Capital Markets, LLC	24,000,000	22,000,000	24,000,000
UBS Securities LLC	9,000,000	8,250,000	9,000,000
UniCredit Capital Markets LLC	9,000,000	8,250,000	9,000,000
U.S. Bancorp Investments, Inc.	9,000,000	8,250,000	9,000,000
Academy Securities, Inc.	3,000,000	2,438,000	3,000,000
Loop Capital Markets LLC	3,000,000	2,438,000	3,000,000
R. Seelaus & Co., LLC	3,000,000	2,437,000	3,000,000
Samuel A. Ramirez & Company, Inc.	3,000,000	2,437,000	3,000,000

Total	$600,000,000	$550,000,000	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The offering of each series of notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

Notes sold by the underwriters to the public will initially be offered at the applicable public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to dealers may be sold at such applicable public offering prices less a concession not to exceed, in the case of the 2027 notes, 0.150% of the principal amount of the 2027 notes, in the case of the 2030 notes, 0.375% of the principal amount of the 2030 notes, and, in the case of the 2035 notes, 0.400% of the principal amount of the 2035 notes. The underwriters may allow, and such dealers may re-allow, a discount not in excess of, in the case of the 2027 notes, 0.100% of the principal amount of the 2027 notes, in the case of the 2030 notes, 0.225% of the principal amount of the 2030 notes, and, in the case of the 2035 notes, 0.250% of the principal amount of the 2035 notes. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per 2027 note	0.250%
Per 2030 note	0.600%
Per 2035 note	0.650%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or slowing a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or slowing a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $4.5 million, excluding the underwriters’ discounts.

We have agreed that we will not, without the prior written consent of the representatives, during the period beginning on the date of this prospectus supplement and continuing until the business day following the closing date of this offering, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or our affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the notes) or publicly announce an intention to effect any such transaction.

Extended Settlement

We expect to deliver the notes against payment for the notes on or about February 19, 2025, the fifth business day following the date of the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before the delivery of the notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to their date of delivery hereunder should consult their own advisors.

Other Relationships

The underwriters and their affiliates are full service financial institutions that have engaged in, and may in the future engage in, commercial banking, financial advisory, investment banking, lending and other commercial dealings in the ordinary course of their business with us or our affiliates, including participating as lenders under our credit facilities, for which they have received, and may in the future receive, customary fees and commissions. For example, Goldman Sachs & Co. LLC has acted as our exclusive financial advisor with respect to the Paragon 28 merger and will receive customary fees, expense reimbursements and indemnification in connection with such engagement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates are holders of the 2025 notes, and/or have short positions in the 2025 notes, and will receive their proportionate share of the net proceeds from this offering to the extent they hold 2025 notes at such time and such proceeds are used to redeem or otherwise retire a portion of our 2025 notes or to repay a portion of our 2025 notes at maturity. See “Use of Proceeds.”

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those affiliates or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”); and (b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The notes have not been listed on any securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Faegre Drinker Biddle & Reath LLP. The underwriters have been represented by Weil, Gotshal & Manges LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Zimmer Biomet Holdings, Inc.’s Current Report on Form 8-K dated August 7, 2024 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Zimmer Biomet Holdings, Inc. for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. These SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Please note, however, that the information on, or accessible through, the SEC’s website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus, other than the information specified to be incorporated by reference as set forth below. We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement and the accompanying prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents that we refer you to. Because this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The SEC allows us to “incorporate by reference” the information from other documents we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated in this prospectus supplement and the accompanying prospectus.

Our Exchange Act filing number is 001-16407.

Until all of the securities to which this prospectus supplement relates have been sold or the offering is otherwise terminated, we incorporate by reference only the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, we do not incorporate by reference any Form SD or any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (except for Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 8. “Financial Statements and Supplementary Data,” which have been recast in Exhibit 99.1  to our Current Report on Form 8-K filed on August 7, 2024);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders, filed with the SEC on March 27, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•

our Current Reports on Form 8-K filed on January  5, 2024 (excluding Item 7.01 and Exhibit 99.1 thereto), May  15, 2024, June  20, 2024 (excluding Item 7.01 and Exhibit 99.1 thereto), July  1, 2024, August 7, 2024 (the second Form 8-K filed on such date), August  14, 2024, August  15, 2024, November  19, 2024, November  20, 2024 and January 29, 2025 (the second Form 8-K filed on such date).

We will provide each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the document) upon written or oral request and at no cost to the requester. Requests should be directed to: Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana, 46580, Attention: Corporate Secretary, (574) 373-3333. We also make available, free of charge, on or through our Internet website (www.zimmerbiomet.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that the information on, or accessible through, our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus, other than the information specified to be incorporated by reference in the preceding paragraph.

PROSPECTUS

ZIMMER BIOMET HOLDINGS, INC.

Common Stock

Preferred Stock

Warrants

Senior Debt Securities

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to an offering, will be set forth in a supplement to this prospectus, in any free writing prospectuses or in other offering material related to the securities, or may be set forth in one or more documents incorporated by reference in this prospectus. The prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus.

The preferred stock may be convertible into common stock or into preferred stock of another series. The debt securities may be convertible into common stock or preferred stock. The warrants may be exercisable for common stock or preferred stock. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable compensation, commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our common stock is traded on the New York Stock Exchange under the symbol “ZBH.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents we incorporate by reference, before you invest in our securities. This prospectus may be used to offer and sell our securities only if accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 1 of this prospectus, in the applicable prospectus supplement, in any related free writing prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2022

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using an automatic “shelf” registration process. By using a shelf registration statement, we may, from time to time, sell our securities in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time we offer or sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or any related free writing prospectus, you should rely upon the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus or the applicable prospectus supplement or any related free writing prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Before making an investment in our securities, you should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with different information from that contained in or incorporated by reference into this prospectus, the applicable prospectus supplement or any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” and similar terms in this prospectus refer to Zimmer Biomet Holdings, Inc. and its consolidated subsidiaries. However, in the “Description of Equity Securities We May Offer,” “Important Provisions of Our Governing Documents and Delaware Law” and “Description of Debt Securities We May Offer” sections of this prospectus, references to “we,” “us” and “our” are to Zimmer Biomet Holdings, Inc. (parent company only) and not to any of its subsidiaries.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties contained in the applicable prospectus supplement and the risks and uncertainties incorporated by reference in this prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein in its entirety, as well as any modification, replacement or update to these risks and uncertainties that are reflected in any future filings we make with the SEC, as described under “Where You Can Find More Information” below, which will also be incorporated by reference herein in their entirety.

FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the prospectus supplement may contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify these forward-looking statements by our use of the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “may,” “will,” “intend,” “estimate,” “should,” “would,” “could,” “predict,” “potential,” “project, “target,” “forecast, “strategy,” “future,” “opportunity,” “assume,” “guide” and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

These risks and uncertainties include those described under the heading “Risk Factors” in this prospectus and the applicable prospectus supplement and under the same heading in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. Given these uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

ZIMMER BIOMET HOLDINGS, INC.

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products. We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives. We have operations in more than 25 countries around the world and sell products in more than 100 countries.

We were formed as a Delaware corporation in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company. In 2015, we acquired LVB Acquisition, Inc. (“LVB”), the parent company of Biomet, Inc. (“Biomet”), and LVB and Biomet became our wholly-owned subsidiaries. In connection with the merger, we changed our name from Zimmer Holdings, Inc. to Zimmer Biomet Holdings, Inc.

On February 5, 2021, we announced our intention to pursue a plan to spin off our Spine and Dental businesses into a new public company named ZimVie Inc. The expected completion date of the spinoff is March 1, 2022.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our Internet website address is www.zimmerbiomet.com. The information on, or accessible through, our website is not incorporated by reference into this prospectus, the applicable prospectus supplement or any related free writing prospectus.

If you want to find more information about us, please see the section entitled “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of debt, share repurchases, financing capital commitments and financing future acquisitions.

DESCRIPTION OF EQUITY SECURITIES WE MAY OFFER

The following is a description of the material terms of our capital stock. This description may not contain all of the information that is important to you. You should read our Restated Certificate of Incorporation and Restated Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law, as amended (the “DGCL”). The summary below is qualified in its entirety by reference to our Restated Certificate of Incorporation, our Restated Bylaws and the DGCL.

Authorized Stock

Our authorized capital stock consists of one billion shares of common stock, par value $0.01 per share, of which 209,177,445 shares were outstanding as of February 7, 2022, and 250 million shares of preferred stock, par value $0.01 per share, of which none were outstanding as of that date. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of our common stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors. The holders of shares of our common stock are entitled to receive such dividends as our board of directors may from time to time, and in its discretion, declare from any funds legally available therefor.

The holders of shares of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The holders of shares of our common stock are not subject to further calls or assessments by us. Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of shares of our common stock are entitled to share ratably in our remaining assets.

Our common stock is traded on the New York Stock Exchange under the symbol “ZBH.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

We currently have no shares of preferred stock outstanding. This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our Restated Certificate of Incorporation and the designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock. This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered and any applicable material U.S. federal income tax considerations, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, privileges, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the stockholders, determine and set forth in a designation, the following for each series of preferred stock:

•	the designation of the series and the number of shares in that series;

•

the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights or conditions with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•

the amount or amounts payable upon the shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•

whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•

whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•

any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Restated Certificate of Incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Warrants

This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued alone or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

If warrants for the purchase of common stock or preferred stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•

the total number of shares that can be purchased upon exercise and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of the series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which holders of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased upon exercise and the price at which the common stock or preferred stock may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	material U.S. federal income tax considerations; and

•	any other terms of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants will be in registered form only. Until any warrants to purchase preferred stock or common stock are exercised, holders of the warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

A holder of warrant certificates may, at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them.

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If a holder of warrants complies with the procedures described above, such holder’s warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After the holder has completed those procedures, we will, as soon as practicable, issue and deliver to the holder preferred stock or common stock that the holder purchased upon exercise. If the holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to the holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements. We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

Restrictions on Change in Control

See “Important Provisions of Our Governing Documents and Delaware Law” below for a description of certain provisions in our Restated Certificate of Incorporation and Restated Bylaws that may have the effect of delaying, deferring or preventing a change in control.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Our Restated Certificate of Incorporation and Restated Bylaws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law

We are a Delaware corporation and, as such, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the time at which the person became an interested stockholder unless:

•	prior to that time, the board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

•

upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

•

the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting and not by written consent.

For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” “Interested stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned, within the prior three years, 15% or more of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, we have not made this election.

Advance Notice and Proxy Access Provisions

Our Restated Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that:

•

the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, and

•

the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the board of directors or by a stockholder who has given timely written notice to the Secretary of the stockholder’s intention to bring the business before the meeting.

In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting no later than the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary of the date of the previous year’s annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

•	to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

•	to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business; and

•	to provide a more orderly procedure for conducting meetings of stockholders.

Our Restated Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, these provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Restated Bylaws may also deter a third party from soliciting proxies to approve its own proposal, without regard to whether consideration of the proposals might be harmful or beneficial to us and our stockholders.

In addition, our Restated Bylaws contain “proxy access” provisions. Such provisions permit an eligible stockholder, or a group of up to 20 eligible stockholders, to nominate and include in our proxy materials director nominees constituting up to the greater of (i) two individuals or (ii) 20% of the board of directors; provided that the nominating stockholder(s) and nominee(s) satisfy the requirements described in the Restated Bylaws. To be considered eligible, a stockholder must have continuously held at least 3% of our outstanding shares of common stock for at least three years. The proxy access provisions may preclude certain stockholders from nominating director candidates, or certain director candidates from being properly nominated, in each case pursuant to our proxy access provisions.

Special Meetings of Stockholders

Our Restated Certificate of Incorporation contains provisions restricting who may call a special meeting of stockholders. Our Restated Certificate of Incorporation provides that a special meeting of stockholders may be called only by:

•	a majority of our board of directors pursuant to a resolution stating the purpose or purposes of the special meeting;

•	the Chairman of our board of directors; or

•

our Secretary, but only if one or more stockholders with a net long position of at least 15% of our outstanding shares of common stock so request in writing in accordance with, and subject to, all applicable provisions of our Restated Bylaws.

For these purposes, a majority of our board of directors is equal to a majority of the total number of directors which we would have if there were no vacancies or unfilled newly-created directorships. A net long position will be determined in accordance with Rule 14e-4 of the Exchange Act and will be reduced by the number of shares as to which our board of directors determines that such holder does not, or will not, have the right to vote or direct the vote at the special meeting or with respect to which our board of directors determines that such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Director Action

Our Restated Bylaws and the DGCL generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors.

Authority of our Board of Directors

Our board of directors has the power to issue any or all of the shares of our capital stock, including the authority to establish one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, which could delay, defer or prevent any attempt to acquire or control us. Our board of directors also has the right to fill vacancies on the board of directors and to amend, repeal, and adopt new Bylaws upon the affirmative vote of a majority of the board of directors. The Restated Bylaws may also be amended, repealed, and new Bylaws may be adopted, at any meeting of the stockholders upon the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding voting stock.

Director Liability Limitation and Indemnification

Our Restated Certificate of Incorporation provides that no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any matter in respect of which the director would be liable under Section 174 of the DGCL.

These provisions may discourage stockholders’ actions against directors. Directors’ personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

Our Restated Certificate of Incorporation provides that we shall indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that:

•	he or she is or was our director or officer, or

•

while a director or officer of ours, he or she is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

We will indemnify such persons against the expenses, liabilities and loss, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

•	the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or actions by or in the right of the corporation, and for judgments in third-party actions, provided the following determination is made:

•	the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and

•	in a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in the right of the corporation in which such person is adjudged liable.

Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

The right of indemnification, including the right to receive payment in advance of expenses, conferred by our Restated Certificate of Incorporation is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

We have entered into indemnification agreements with our directors and executive officers providing for mandatory indemnification and advancement of expenses to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exclusive Forum

Our Restated Bylaws provide that, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or our Restated Certificate of Incorporation or Restated Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director, officer or other employee of ours governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in our Restated Bylaws to be inapplicable or unenforceable.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

The debt securities offered by this prospectus will be our unsecured senior notes. We will issue the debt securities under an indenture dated as of November 17, 2009 (the “indenture”), between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”). We have summarized material terms and provisions of the indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture. A copy of the indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. The indenture does not limit the amount of debt securities or other unsecured debt which we may issue.

The debt securities will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities are our obligations, but our assets consist primarily of equity in our subsidiaries. We are a separate and distinct legal entity from our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. If any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	the price(s) at which debt securities will be issued;

•	whether the debt securities will be issued pursuant to a periodic offering program;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•

if other than U.S. dollars, the currency or currencies in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•

the date or dates from which interest, if any, will accrue, the dates on which the interest, if any, will be payable, the method of determining holders to whom any of the interest will be payable and any right to defer the payment of interest;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•

the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•

whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•

each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	whether the debt securities will be subject to defeasance or covenant defeasance;

•	any changes to or additional events of default or covenants;

•	any other terms of the debt securities not inconsistent with the provisions of the indenture; and

•	any applicable material U.S. federal income tax considerations.

A series of debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any U.S. federal income tax consequences and other special considerations applicable to discounted debt securities.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “—Covenants,” the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by delivering payment to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may require you to pay a sum sufficient to cover any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare and send the notice. The period begins 15 days before the day of any selection of debt securities for redemption and ends on the day of selection of the debt securities to be redeemed. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or our other securities or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Covenants

Limitation on Liens

The indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any of our principal properties or those of any of our restricted subsidiaries without securing the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) equally and ratably with such indebtedness.

This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

•

any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;

•	any mortgage on real property or on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:

•

incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture, (2) the date of the acquisition of the real property, or (3) the date of the completion of construction or substantial improvement on such real property;

•	incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;

•	the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and

•

the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of us or a restricted subsidiary for any deficiency;

•

an existing mortgage on property not previously owned by us or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property; however:

•

the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and

•

the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than us or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total cost of such mortgaged property, including any costs of construction or substantial improvement to us or a restricted subsidiary, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;

•

mortgages existing on the date of the indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;

•	mortgages in favor of us or a restricted subsidiary;

•	mortgages securing only the indebtedness issued under the indenture; and

•

mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions

The indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any principal property owned or acquired thereafter that has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such property, a “sale and leaseback transaction,” without equally and ratably securing the debt securities (and, if we shall so determine, any other indebtedness ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•

within 180 days after the receipt of the proceeds of the sale or transfer, we or such restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such principal property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our or any restricted subsidiary’s senior funded debt; or

•

we or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such principal property, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to “—Limitation on Liens” described above.

The foregoing restriction will not apply to:

•	any sale and leaseback transaction for a term of not more than three years including renewals;

•

any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of issuance of the first series of debt securities issued under the indenture, or (2) the date such principal property was acquired;

•

any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

•	any sale and leaseback transaction between us and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be us or a wholly owned restricted subsidiary.

Exception to Limitations for Exempted Debt

Notwithstanding the limitations in the indenture on mortgages and sale and leaseback transactions, we or our restricted subsidiaries may, in addition to amounts permitted under such restrictions, create or assume and renew, extend or replace mortgages, or enter into sale and leaseback transactions without any obligation to retire any senior funded debt of us or any restricted subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, exempted debt does not exceed 15% of our consolidated net tangible assets.

Definitions

For purposes of the indenture:

“Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated net tangible assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated restricted subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in unrestricted subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted debt” means the sum of the following items outstanding as of the date exempted debt is being determined: (1) indebtedness of us and our restricted subsidiaries secured by a mortgage and not permitted to exist under the indenture; and (2) attributable debt of us and our restricted subsidiaries in respect of all sale and leaseback transactions not permitted under the indenture.

“Funded debt” means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.

“Investment” means any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advance made in connection with the sale to any subsidiary of our accounts receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal property” means all real property and improvements thereon owned by us or a restricted subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility having a gross book value in excess of 1% of our consolidated net tangible assets and located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any facility that our board of directors declares by resolution not to be of material importance to our business. As of the date of this prospectus, our west campus research and manufacturing center in Warsaw, Indiana is our only principal property.

“Restricted subsidiary” means Zimmer, Inc. and any other subsidiary so designated by our board of directors or one of our duly authorized officers in accordance with the indenture; provided that (1) the board of directors or duly authorized officers may, subject to certain limitations, designate any unrestricted subsidiary as a restricted subsidiary and any restricted subsidiary (other than Zimmer, Inc.) as an unrestricted subsidiary and (2) any subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more unrestricted subsidiaries shall be an unrestricted subsidiary. As of the date of this prospectus, Zimmer, Inc. is the only restricted subsidiary.

“Senior funded debt” means all funded debt (except funded debt, the payment of which is subordinated to the payment of the debt securities).

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by us, or by us and one or more subsidiaries, or by any one or more subsidiaries.

“Unrestricted subsidiary” means any subsidiary other than a restricted subsidiary.

“Wholly owned restricted subsidiary” means any restricted subsidiary all of the outstanding funded debt and capital stock of which, other than directors’ qualifying shares, is owned by us and our other wholly owned restricted subsidiaries.

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the outstanding debt securities issued under the indenture. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indenture and the debt securities.

•

The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “—Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indenture the default would become an Event of Default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to modify or amend the indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt securities. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote. Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in principal amount of the debt securities of that series.

•

If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in principal amount of the debt securities of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below in “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•

There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current

U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture; or

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All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	We do not pay the principal or any premium on the debt securities of that series on its due date.

•	We do not pay interest on the debt securities of that series within 30 days of its due date.

•	We do not pay any sinking fund payment with respect to the debt securities of that series on its due date.

•

We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default provided with respect to the debt securities of that series.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs. The indenture provides that if an Event of Default has occurred and has not been cured (other than an Event of Default because of certain events in bankruptcy, insolvency or reorganization), the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are satisfied.

If an Event of Default with respect to any series of debt securities has occurred and is continuing, the trustee shall exercise with respect to the debt securities of that series the rights and power vested in it by the indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The trustee is not required to take any action under the indenture at the request or direction of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the debt securities outstanding of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer satisfactory indemnity to the trustee against the cost, expenses and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after the due date of that payment.

We will furnish to the trustee every year a written statement of one of our officers certifying that to his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default or Event of Default, its status and what action we are taking or proposing to take with respect thereto.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, is the trustee under the indenture. Computershare Trust Company, N.A. and its affiliates may maintain commercial and other arrangements with us in the ordinary course of business.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

We may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

If underwriters are used in the offering of the securities offered by this prospectus, the names of the managing underwriter or underwriters and any other underwriters and certain terms of the offering, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. It is anticipated that any underwriting agreement pertaining to any securities offered by this prospectus will (1) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect of those liabilities; (2) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (3) provide that the underwriters generally will be obligated to purchase all of such securities being offered if any are purchased.

We also may sell the securities offered by this prospectus to a dealer as principal. If we sell the securities offered by this prospectus to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale.

The securities offered by this prospectus also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.

Underwriters, dealers, agents and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Offers to purchase the securities offered by this prospectus may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available at the SEC’s Internet site, http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information from other documents we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

Our Exchange Act filing number is 001-16407.

Until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated, we incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, unless expressly provided otherwise in a prospectus supplement, we do not incorporate by reference any Form SD or any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2021;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2020 from our definitive Proxy Statement for our 2021 Annual Meeting of Shareholders, filed with the SEC on March 31, 2021;

•	Our first Current Report on Form 8-K filed February 7, 2022 (solely with respect to information filed pursuant to Item 8.01 and Item 9.01); and

•

The description of our common stock contained in our Registration Statement on Form 10-12B, filed on March  26, 2001, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, and any amendment or report filed for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document) upon written or oral request and at no cost to the requester. Requests should be directed to: Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana, 46580, Attention: Corporate Secretary (574) 267-6131. We also make available, free of charge, on or through our Internet website (http://www.zimmerbiomet.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website in this prospectus, other than the documents listed in the preceding paragraph.

$1,750,000,000

Zimmer Biomet Holdings, Inc.

$600,000,000 4.700% Notes due 2027

$550,000,000 5.050% Notes due 2030

$600,000,000 5.500% Notes due 2035

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC

Barclays

Citigroup

Morgan Stanley

SMBC Nikko

BNP PARIBAS

BofA Securities

DNB Markets

HSBC

J.P. Morgan

Mizuho

RBC Capital Markets

Senior Co-Managers

UBS Investment Bank

UniCredit Capital Markets

US Bancorp

Co-Managers

Academy Securities

Loop Capital Markets

R. Seelaus & Co., LLC

Ramirez & Co., Inc.

February 11, 2025